EXHIBIT 99.1

Operator:     Good morning, ladies and gentlemen and welcome to your FBR Capital Markets Corporation 2009 Third Quarter Earnings Conference. All lines have been placed in a listen-only mode and the floor will be open for your questions and comments following the presentation. If you should require assistance during today's conference, please press star zero to reach a live operator. At this time, it is my pleasure to turn the floor over to Bill Stephens, Executive Vice President, Enterprise Operations. Sir, the floor is yours.

Mr. Stephens:     Thank you and good morning. Before we begin this morning's call, I'd like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenue, expenses, earnings, run rates and any other guidance for present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and other general economic, political and market conditions. Additional information concerning these and other important factors that could cause results to differ materially is contained in FBR Capital Markets' Annual Report on Form 10K and then its Quarterly Report on Form 10Q for the second quarter of 2009.

                  As we announced yesterday evening, FBR Capital Markets has filed a registration statement including a prospectus with the SEC for a secondary offering of the shares of FBR Capital Markets held by our former majority owner, Arlington Asset Investment Corporation. Because this call is being recorded and will be available in recorded form on our website, in connection with the offering, I would also like to note that before you invest you should read the prospectus and that registration statement and other documents we have filed with the SEC for more complete information about FBR Capital Markets and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, FBR Capital Markets, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling either FBR Capital Markets and Co. toll-free at 1-800-846-5050 or Barclay's Capital, Inc. toll-free at 1-888-603-5847.

                  Joining us on the call today is Brad Wright, Chief Financial Officer for FBR Capital Markets. I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR Capital Markets.

Mr. Hendrix:     Thanks, Bill and good morning, everyone. Today I'd like to bring you up to date on our continued work to broaden our franchise and several third quarter actions that we view as significant positives for the company.

                  During the quarter we added new capabilities and talent and generated meaningful improvements in revenue while maintaining a lower cost structure. These actions contributed to the company returning to cash profitability in the third quarter and we anticipate a continuation of this trend in our profitability through the end of the year.

                  FBR Capital Markets generated pre-tax core operating income of $1.4 million for the third quarter compared to a $26.2 million core operating loss in the third quarter of last year and a $12.4 million core operating loss in the second quarter of this year. This non-GAAP measurement excludes specified non-core items and non-cash expenses. The most significant of these were $5.2 million in stock-based compensation costs and $2.3 million in corporate transaction costs related primarily to the Watch Hill acquisition and a facilities right-sizing that began earlier this year and will ultimately result in $2.9 million in annual savings beginning in the first quarter of 2010.

                  The year-over-year improvement in our core operating results reflects the impact of our ongoing cost containment initiatives which have allowed us to stabilize our cost structure at a greatly reduced level from that of a year ago. Third quarter cash fixed costs were $40.6 million, marking a meaningful improvement from $52.2 million in the third quarter of last year. This is a significant achievement, particularly given the investments in new businesses over the last year that we've made to broaden and strengthen our franchise.

                  We continue to operate with no debt and at the end of the third quarter had $244 million in cash on the balance sheet. As of September 30th, shareholder's equity totaled $296 million and book value was $4.65 per share.

                  During the third quarter we continued to diversify our banking and brokerage departments by adding new capabilities and talented veterans to lead them. We recruited top listed options and prime brokerage teams and expanded our banking origination and advisory capabilities through the acquisition of Watch Hill Partners. These new initiatives and additions, combined with our core equity capital markets origination and distribution franchise create a more complete service offering for the middle markets, leveraging our historic strengths and creating expanded revenue opportunities.

                 Third quarter revenue was $71.4 million up from $45.6 million for the prior year. This improvement is due in large part to a meaningful increase in investment banking revenue which rose from $12.8 million in the third quarter of 2008 to $33.7 million in the third quarter of this year. Given the current strength of our banking pipeline we are increasingly optimistic that this revenue trend will continue. In fact, we have already completed several significant investment banking transactions in the fourth quarter. Following the Georgia Bank transaction that closed early in the third quarter, we closed just yesterday another large transaction that delivers private capital into the US banking market. This $1.15 billion sole managed 144A transaction is further evidence of the meaningful role our firm continues to play in the recapitalization of the US banking system.

                  Equally important from a strategic perspective, we also completed our first book run convertible securities transaction, demonstrating early success with this new origination capability. These transactions along with activity by our corporate advisory team reinforce our important historic strength as well as our success in new ventures where we believe we can add significant value to our middle market clients.

                 On the brokerage side, we continue to make tangible progress with the integration of new business units into our franchise. As a reminder, over the past year we have added convertible securities, high yield and loan trading, listed options and prime brokerage units. Together these new groups offer increased investment opportunities for our clients.

                  Primarily reflecting the seasonal decline in overall market volume, Q3 brokerage revenue was $31.5 million compared to $33.7 million in the second quarter of 2009. With all of our new brokerage businesses progressing as planned, we've achieved better diversity in brokerage revenue than ever before and expect to see further improvements in core revenue as trading volumes return in all of our new businesses growing to normalized run rates.

                  An important development announced just last night is that Arlington Investment Corp., our former majority owner, announced that they will offer 12.8 million of our shares in a secondary offering. The underwriters led by our firm will have a 30 day option to purchase up to an additional 1.9 million shares of our common stock to cover over-allotments. After the completion of this transaction, subject to the full over-allotment option being exercised, Arlington Asset will no longer have an ownership stake in FBR Capital Markets. This announcement marks the final step in the separation of the two firms and the independence of the FBR Capital Markets brand.

                  Let me conclude by saying that while we remain cautious about the environment our confidence in our team has never been higher. We have the most talented team in our history. All of them are focused on delivering creative solutions for our clients and running our business to maximize value.

                  Since January, while our total headcount has increased by only three percent, we've added over 44 senior client-facing professionals to enhance and grow the business. We believe these efforts will continue to produce improved operating results and deliver profitability on both a core and a GAAP basis for the fourth quarter and the full second half of the year.

                  We'll now open the call to questions.

Operator:     Thank you. Ladies and gentlemen, the floor is now open for questions. If you do have a question, please press star one on your telephone keypad at this time. Questions will be taken in the order they were received. If you are using a speakerphone we ask that while posing your question you pick up your handset to provide favorable sound quality. If at any time your question has been answered, you can remove yourself from the queue by pressing one. Again, ladies and gentlemen, if you do have a question or comment, please press star one on your telephone keypad at this time. Please hold while we poll for questions. Thank you, our first question comes from Eric Bertrand of Barclay's Capital. Please state your question.

Mr. Bertrand:     Hi Guys. Could you provide some additional detail around the capital raising revenues you generated quarter-to-date? We see the NBH transaction and during the prepared remarks you mentioned several other significant transactions already completed. So what does that revenue look like already?

Mr. Hendrix:     The revenue in the fourth quarter that we've already booked and earned essentially is equal to or just slightly in excess of the total banking revenue year-to-date through the third quarter.

Mr. Bertrand:     Total capital raising or does that also include the advisory?

Mr. Hendrix:     That also includes advisory.

Mr. Bertrand:     I have that at about $50 million for the first three quarters, so you're about there. Fair enough?

Mr. Hendrix:     Yes.

Mr. Bertrand:     That’s great. Do you have any other notable transactions sitting in the backlog that you expect to close during the fourth quarter or anything farther out, even early next year that you're seeing already?

Mr. Hendrix:     We do. As we look at our pipeline today it is very diverse in terms of industry group and that was one of the questions we had coming off of the call in the second quarter and while obviously there's a lot of activity in financial services right now and we are participating meaningfully there, we are seeing activity in our industrial group, in our real estate group, in our technology and media group, in insurance. So it's really across the franchise. I didn't mention energy but we have activity going there as well. And so we do have meaningful transactions.

                  Now, as you know, a fee like the Georgia Bank fee in the third quarter or the NBH fee in the fourth quarter is a core part of our franchise and for us to predict what individual quarter those transactions are going to fall in can be difficult. But we think over any sort of normal measurement period we're going to continue to have those opportunities. And the way our business works, as you know, sort of momentum and activity leads to more activity and so we have a very significant pipeline and set of opportunities for these large bank transactions in particular. We're being very selective about which of those we're going to bring to market and we want to make sure that they continue to be of the same quality that the last two deals were.

                  So we have more of that that we think we can do in the fourth quarter. I'm not going to forecast that that's definitely going to happen. But certainly in coming quarters we're going to do more of those transactions and we have other sort of significant transactions of other industry groups that we feel good about executing as well. We talked about having visibility in the pipeline for the first time in quite a while on the last call and that continues to be the case and we feel good about maintaining this type of momentum.

Mr. Bertrand:     Let's see if I can slice it one additional way. At the end of last quarter, at the end of the second quarter we talked about the backlog and presumably you had the NBH transaction sitting in it with a good estimate of about how much revenue you would generate in there. At the end of this quarter knowing that the NBH transaction is actually done, how does your backlog look compared to there? Are we larger? Are we smaller? Has that activity beget additional activity yet?

Mr. Hendrix:     It does and rather than spin larger or smaller, because how you handicap any one of these transactions is difficult and I think that type of direction is going to be misleading one way or the other, what I would say is we have about 20 opportunities that look like the Georgia Bank deal or NBH that we are considering right now. And we've actually had clients call us who hired other investment banks to pursue those types of deals and ask whether or not we would take over those assignments. So we have a number of opportunities we're looking at. We are not going to attempt to do 20 of those deals. I can't give you a number that we're going to do but it's going to be small. I think it would be a mistake to even attempt to do deals that aren't of the same quality that the last two were. But we have a big number to choose from and we do expect that we're going to execute several more.

Mr. Bertrand:     Is that really the difference in your revenue outlook? You have a pipeline of let's call it 20 but then what is it that holds you back from doing all 20? Is it capacity? Is it quality? Do you think some of these issuers may not be ripe to bring to the market? Help me understand how you decide which ones to do.

Mr. Hendrix:     Let me be clear about one thing because we've got people listening. I want to make sure everybody understands the pipeline. Those 20 I just mentioned are just in a narrow area. It's just the type of deal that we just completed. Our pipeline is much broader than that. But just of those deals we have a number that we're evaluating and making decisions about. How we're going to make those decisions is really about the quality of the opportunities and that will determine how many we think it makes sense to bring to market. It's not a capacity issue. We certainly have the distribution capability to execute the deals that we think make the most sense and that are going to be most attractive to investors. So it's more of a business selection issue and there are a lot of things that go into it. There's who's the sponsor, who's the management team, what is the actual business plan and focus of that franchise, what does the target look like? There are a number of different elements that go into this and we're going to try to bring the very best transactions that we can to market and I think it'll be a small subset of the 20.

Mr. Bertrand:     Okay, great. That’s helpful. On the institutional brokerage could you help split out some of the new sub-businesses inside of there, their sequential comparisons, their drivers, kind of just the status of their launch path if you will?

Mr. Hendrix:     The most mature of those businesses for us is the convertible business. We started that very late third quarter last year and really essentially in the fourth quarter of last year. And we did roughly $6 million of revenue in the convertible business in the third quarter which was on par with the second quarter. And for the full year, we've done I think just shy of $25 million of trading revenue in that business. We think that run rate is slightly below sort of our normalized run rate for where we have the businesses right now and we're looking for some modest improvement there in the fourth quarter.

                  The loan trading business, high yield loan trading, really just launched in a legitimate way in the third quarter. I think we'd done a couple trades in the second quarter. We did just over $1 million in net revenue in that business in the third quarter and expect that to ramp significantly through the fourth and into the first couple of quarters of 2010.

                  The listed options business, I think the actual revenue number was $50,000. We just completed our very first trades at the end of September and we think that that will ramp meaningfully in the fourth quarter and again into the first half of 2010.

                  Prime brokerage, which isn't really a trading business but it's part of our brokerage operations, is not yet generating revenue. We think we will onboard our first clients before the end of this year and we will be ramping that business throughout next year and into 2011.

Mr. Bertrand:     Given that it seems like the converts is the most mature business, is that business operating profitably right now?

Mr. Hendrix:     Absolutely. It actually operated profitably in its very first quarter. And the other businesses are operating profitably or breaking even already with the exception of prime brokerage, which I mentioned is not generating revenue yet.

Mr. Bertrand:     And then on probably the largest piece inside your institutional brokerage, the cash equities trading business, can you talk about some of the recent developments there? How does that compare sequentially, etcetera?

Mr. Hendrix:     Cash equities was down quarter-over-quarter and it was driven by a couple things. One was just sort of seasonal activity. The third quarter is for our overall business the lightest trading quarter. But market volumes have been light as well and I would say there's a higher proportion of market volume going electronic currently than really at any time in the past. And we are, as you know, a high touch, high margin model. We are not pursuing electronic trading. And so that's had an impact on the business.

                  Having said that, we did pick up share in the quarter. We think we'll continue to pick up share. We've continued to add talented people to that business which as you know is a part of our core historic strength. And as we talked about I guess a couple months ago, when we went through our cost reduction exercise, I think in retrospect we probably took our equity analyst headcount down below a truly optimal level and we have taken steps to bring that back up to the level where we're comfortable. I expect that by the end of this year we're going to have contributing and writing analysts back up into the sort of mid-30 number, which is more commensurate with our franchise and I think will be reflected in cash equities revenues as we go forward.

Mr. Bertrand:     You spoke to kind of normalized run rates a little bit earlier in some of your sub-businesses. Could you talk about it on kind of the firm-wide basis? And I'm thinking about in the context of the compensation ratio. Back in 2003 through 2005 you were kind of in the low 50s, kind of around 52 percent before getting up into kind of the 60 percent range in 2006/2007 and had some revenue troubles last year. What is a normal comp ratio given your mix of businesses as we kind of get to that run rate, be it next year, year after? What do you guys think?

Mr. Hendrix:     It's a great question. I think that a normal run rate for our business, and we can go lower than this if we have sort of a better than average or normal revenue profile, but in a normal revenue profile I think that our business is in the high 50s. Now that includes a component of amortization of stock compensation and so on a current basis it's probably in the mid-50s.

                  But if you look at this quarter, we were at 66 and of the 66 about seven percent of that is amortization of stock compensation that is related to the partner grant that was done last year which we talked to investors about. As a result of sort of our ownership profile and the fact that we have been separating from a former 100 percent owner, we've had lower sort of share ownership in the company by employees than I think is healthy in terms of management of overall compensation and in terms of retention. And so, about a year and a half ago we did a grant to the most senior employees that we've been amortizing and the amortization of that grant was roughly $5 million. We see most of the $5 million in the third quarter. And so that we look at as not -- there will always be some of that but $5 million is certainly an elevated level for any one quarter.

                  And so when you take that out you really get yourself down below 60. And that's on what I would consider still to be not a tremendous revenue quarter and certainly not what I would consider normalized. So I think the high 50s is a good normalized number to think about. Of the 66 percent, about 55 percent of that is fixed. And so that gives you a sense for what happens from a leverage standpoint when revenues go down or up. But we were not surprised by the comp to that revenue number for this quarter on these revenues and given the amortization of the stock compensation expense. That's where we would have expected things to shake out. But I think a good normalized number to think about is in the high 50s.

Mr. Bertrand:     On that stock comp, how much longer do you expect that to run? Is that a headwind to kind of fourth quarter in 2010 as well?

Mr. Hendrix:     That continues to run off over the next couple of years. This year, there'll be about $20 million which is sort of roughly the run rate that we had in the third quarter. Next year it'll decline to between $15 and $20, around $17 and then it gets down to about $10 million in 2011 and somewhere between I'll call it $5 and $10 million is going to be a normalized number. There are always going to be some level of stock compensation grants that are not part of our normal deferral program that are going to be in the numbers. So it'll run off over the course of the next two years and on a declining basis over that timeframe.

Mr. Bertrand:     As you're sitting here today do you think that amortization makes it such that the 2010 comp ratio is north of that normalized rate?

Mr. Hendrix:     No. My expectation, certainly the way we're looking at what we believe our revenue profile will be as we grow these trading businesses and as we continue to have success in banking is that we can get to that normalized level next year.

Mr. Bertrand:     Okay great. I think that's it. No more questions. Thank you very much.

Mr. Hendrix:     Okay, thanks Eric.

Operator:     Thank you. Our next question comes from Bruce Wilcox of Cumberland Associates. Please state your question.

Mr. Wilcox:     Okay, good morning Rick. It's hard to think of something that Eric didn’t cover here. But on the institutional revenue side, you gave kind of a first quarter and then a year-to-date and said that's about a normalized run rate. So my question is which? What do you think the normalized run rate for the institutional business is?

Mr. Hendrix:     Well, I think that for our cash equities business the normalized run rate right now is right around $115 to $120 annually. Now I think we can grow from there. I don't think that's a static number but that's a good run rate.

Mr. Wilcox:     That's how you'd characterize the annualized baseline.

Mr. Hendrix:     Yes.

Mr. Wilcox:     And then with regards to the backlog, I mean I know it's difficult to handicap the things that may be under evaluation, but of the 20 or so opportunities you referred to it sounded to me like they were primarily in the banking or financial industry recapping arena. Is that correct?

Mr. Hendrix:     Yes, that was the group of opportunities specifically we were talking about. I mean as I said, we have a much broader pipeline than that and a whole bunch of other things we're looking at but in that type of opportunity in particular we're evaluating about 20 of those right now.

Mr. Wilcox:     Okay, and so, I guess I'm going to re-ask the question that Eric asked in another way: If you kind of attached a dollar value and maybe to use a term that I use in the oil and gas industry, the kind of un-risked exposure, meaning not saying, "Okay, we're going to do these 5 and we're not going to do these 15 or whatever," but is the total dollar value of what you've got under evaluation in pipeline not just confined to those 20 but just in the aggregate, is it bigger, smaller, flat?

Mr. Hendrix:     If you look at it that way and as I said you have to be a little careful of those numbers, but it's bigger. We certainly are seeing people respond to the success we've had in that arena and it's not just with those transactions frankly. We are involved with a number of public transactions that are going to be coming up that were heavily influenced by some of the recent successes that we've had. And so as I said our business is one where momentum and activity sort of feeds on itself and one of the hardest things to do is to reestablish that momentum and I think we clearly feel like that has occurred and our pipeline is reflecting that.

Mr. Wilcox:     I would think that also feeds back positively or negatively into your cash equities business.

Mr. Hendrix:     Absolutely.

Mr. Wilcox:     I'll leave it at that. Thanks very much.

Operator:     Once again, ladies and gentlemen, if you do have a question or comment, please press star one on your telephone keypad at this time. Our next question comes from Lee Matheson of Broadview Capital Management. Please state your question.

Mr. Matheson:     Hi guys. Two quick things: Regarding the banking pipeline I guess, can you quantify in any way -- I mean you alluded to some of the momentum there being because of the successes with the Georgia transaction. Do you feel you're pulling share in the financial institution group investment banking transactions from some of your competitors or is that just how robust the capital raising environment is for these guys?

Mr. Hendrix:     Well, I think in these sorts of specialized private transactions we're definitely pulling share. I mean we have -- it's not 100 percent but we have a very high share there and we literally have gotten phone calls from clients saying, "Look, we had hired XYZ Bank but if you would take us up next we would move the assignment." So we're definitely taking share in that part of the market. And look, we didn't participate as much as I certainly would have liked or we would have liked in the early public work that was being done to raise capital to get capital levels back up to reasonable points for some of the healthier banks. And we're seeing more of that activity too. So we are taking share. I don't want to say it in a way that's pejorative toward any other franchise because I don't think we're out there taking share at a level that's necessarily damaging anybody else's franchise. But we are sort of moving back into what I would consider to be our normal share coming off of an environment where we frankly didn't participate as much as we think we should have early in the cycle.

Mr. Matheson:     Is that just a natural play that when, in terms of the early recapitalizations they would do or die for these companies raising equity and they simply weren't willing to go sort of to mid-market investment banks to get the deals done?

Mr. Hendrix:     I'm not sure it was exactly that. I think it was more that the early deals were definitely skewed towards the biggest cap names and that's not really ever been part of our coverage universe or world and so I actually think that in a lot of cases, in a true do or die situation as you described, the issuer was more likely to go with one of the midsized firms because it's going to get the entire attention of that franchise and not possibly get lost in a crowded pipeline at a bigger firm. And I think it was two things: The capitalization of the firms that were early in the cycle, which was really all about the big banks where we've not historically had relationships and where it's really the biggest firms that serve their needs; and secondly, as I've said to several investors, we reoriented our financial services coverage several years ago in a way that deemphasized some of the small banks and thrifts. And so we've had to sort of reestablish dialogue and relationships there in a lot of cases and that's taken some time. But it clearly is occurring at this point and I think we're going to start to see more activity there.

Mr. Matheson:     And you mentioned ramping up the publishing analyst number. Will that focus be predominantly on mid to small cap financials?

Mr. Hendrix:     That's part of it but it's not exclusively there. We're also adding coverage in our other industry areas. And while some of it is to give us broader coverage so that we continue to be relevant banking-wise, a lot of it is to support our trading activities and sort of our overall approach to research. And so it's sort of across the board.

Mr. Matheson:     Okay. And then my last question is just something we haven't touched on in a while which is the asset management business. I'm wondering, I noticed the managed account business fell to zero I think in Q1 or Q2 and yet the AUM, the mutual funds has come back up nicely. I'm just wondering are you guys looking at anything in terms of monetizing that or bulking it up to a level that would start to have some meaningful contribution?

Mr. Hendrix:     Yes. On those two points in particular, the managed account business, we actually exited the private client business earlier this year. So that was sort of an intentional move. We did not have scale there and it was therefore not profitable and we were actually losing money. And so we found what we thought was a great solution for the people who worked in that business and our clients and that went very smoothly and it's been a net positive I think for everybody involved.

                  In terms of the mutual fund business, we have taken some steps over the course of the past several months that have gotten that business to the point where it will be profitable on a go-forward basis. We have moved from a sub-advise model on our biggest mutual fund to an in-house model which has significantly improved the margins and we did it in a way where we were able to maintain continuity of managers and the people who sort of follow that, Morningstar and so forth, had recommended that investors stay through that process. And we've been able to hold AUM and actually have significant inflows into that fund in the business this year. So in addition to performance we do have inflow that weren't sort of the minority of mutual fund groups. So I think I can say that on that basis we are looking to grow that business and we have an agreement that we've reached with a smaller fund group who is going to move their assets into our funds early in 2010 which is going to sort of overnight give us 20 percent growth in that business, 15 to 20 percent, depending on where we are when we get there. And we are going to be more actively looking at possible acquisitions, not that are transformational, not that would represent huge portions of our equity base but we intend to want to grow that business. And I think now that we've gotten it profitable we're in a position that we can do that in a way that makes sense. We had work to do there to get to this point, but it was completed, most of that, at the end of the third quarter.

Mr. Matheson:     Is it fair to say that the existing operation has all the operating infrastructure and overhead necessary to operate a much larger AUM base?

Mr. Hendrix:     It does.

Mr. Matheson:     Okay, great. So it's just an issue of bulking up so to speak.

Mr. Hendrix:     Exactly.

Mr. Matheson:     Thanks, guys. Well done.

Mr. Hendrix:     Okay. Thanks Lee.

Operator:     Once again, ladies and gentlemen, if you do have a question or comment please press star one on your telephone keypad at this time. Thank you. With no further questions I would like to turn the floor back over to Mr. Hendrix.

Mr. Hendrix:     I want to thank everybody for joining us and we look forward to talking to you again after the end of the year. Thank you.